UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[X] Check this box if no longer subject to Section 16
Form 4 or Form 5 obligations may continue.

1. Name and Address of Reporting Person(s)
   Downey, Ted
   6300 Bridgepoint Parkway
   Building Three, Suite 200
   Austin, TX 78730

2. Issuer Name and Ticker or Trading Symbol
   Concero Inc. (CERO)

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   07/01

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Sr. VP Western Area

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security     2)Trans-    3.Trans-   4.Securities Acquired(A)      5)Amount of    6)            7)Nature of
                        action      action     or Disposed of (D)            Securities                   Indirect
                        Date        Code                A                    Beneficially   D             Beneficial
                        (Month/                         or                   Owned at       or            Ownership
                        Day/Year)   Code V     Amount   D    Price           End of Month   I
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Common Stock            04/30/01    T    V     500      A    $1.0625         2,000          D             Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
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Non-Qualified Stock Option     $9.625                                                                                  05/31/01
(right to buy)
Non-Qualified Stock Option     $14.00                                                                                  06/03/09
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative       3)Trans-     7)Title and Amount                   8)Price     9)Number of   10)  11)Nature of
Security                    action       of Underlying                        of Deri-    Derivative         Indirect
                            Date         Securities                           vative      Securities     D   Beneficial
                                                             Amount or        Security    Beneficially   or  Ownership
                                                             Number of                    Owned at       I
                  -                      Title               Shares                       End of Month
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Non-Qualified Stock Option               Common Stock        15,000                       15,000         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock        75,000                       75,000         D   Direct
(right to buy)

Explanation of Responses:

  3,750 options are currently exercisable. The remaining 11,250 options becomes exercisable in three (3) equal annualinstallments commencing May 31, 2002.
  37,500 options are currently exercisable. The remaining 37,500 options become exercisable in three (3) equal annual installments commencing on December 3, 2001.

SIGNATURE OF REPORTING PERSON
/S/ Downey, Ted
DATE: August 1, 2001